EXHIBIT 10.2
FORM OF CONVERTIBLE NOTE

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount $__________	Issue Date: August 2, 2016

ROYALE ENERGY, INC.
CONVERTIBLE NOTE

FOR VALUE RECEIVED, Royale Energy, Inc., a California corporation (the “Borrower”), hereby promises to pay to the order of _______________________ or his, her or its registered assigns (“Holder”) the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”) one year from the above stated issue date (the “Maturity Date”), or upon acceleration, conversion or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal Amount (the “Principal”), if it is due, upon the Maturity Date, but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by law until the same becomes due and payable, whether upon the Maturity Date or acceleration or otherwise (in each case in accordance with the terms hereof).

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  This Note is accompanied by a Warrant to purchase up to three shares for every ten shares of Common Stock of the Issuer, if converted at an exercise price of $0.80 per share, subject to adjustment as provided therein, as set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE 1
INTEREST

1.1          Interest; Interest Rate.  Interest on this Note shall accrue at the rate of 10% per annum (the “Interest Rate”) on the outstanding Principal and shall be payable, if at all, on the Maturity Date in accordance with the terms of this Note. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15%). In the event that such Event of Default is subsequently cured, the automatic increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.
ARTICLE 2
CONVERSION
2.1          Automatic Conversion.  Immediately upon approval of the conversion of this Note by a majority of the then-current shareholders of Borrower at a meeting of its shareholders, the outstanding Principal on this Note shall be automatically converted into fully paid and nonassessable shares of the Borrower's Common Stock, no par value per share (“Common Stock”) at the conversion price set forth in Section 2.2, and all Interest shall be cancelled and forgiven.
2.2          Conversion Price.  Subject to adjustment as provided in Section 2.3 hereof, the Conversion Price per share shall be $0.40.
2.3           Adjustment.  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.2, shall be subject to adjustment from time to time upon the occurrence of certain events while this conversion right remains outstanding, as follows:
2.3.1          Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.
2.3.2          Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.
2.3.3          Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..
2.4          Notice of Adjustment.  Whenever the Conversion Price is adjusted pursuant to Section 2.3 above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.
2.5          Reservation of Shares.  Until conversion of this Note, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.
ARTICLE 3
DEFAULT
The Borrower shall promptly notify the Holder in writing of the occurrence of any of the following events of default ("Event of Default") or the existence and substance of any event or condition which with the passage of time or the giving of notice, or both, would become an Event of Default.   Upon the occurrence of an Event of Default, whether or not notice has been provided by Borrower, the holder hereof may at any time thereafter at its option by written notice to the Borrower declare the entire principal amount of, and all accrued interest on, this Note to be immediately due and payable, without presentment, demand, protest or notice, all of which are hereby waived by the Borrower shall, at the option of the Holder hereof, make all sums of Principal and Interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1          Failure to Pay Principal or Interest.  The Borrower fails to pay the Principal and Interest due under this Note at Maturity and such failure continues for a period of ten (10) days after the due date.
3.2          Failure to Maintain Asset Coverage.  The Borrower fails to maintain unpledged, proved reserves reported by an independent petroleum engineer, prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission, to have value, discounted at an annual rate of 10 percent to determine its present worth, equal to at least 200% of the unpaid Principal on the Note.
3.3          Pledge of Assets.  The Borrower pledges any of its assets which are unpledged on the date of execution of this Note to secure any obligation or indebtedness other than this Note.

3.4          Breach of Other Covenants.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.
3.5          Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.
3.6          Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.
3.7          Failure to Deliver Common Stock or Replacement Note.  Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.
3.8          Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common stock as set forth in this Note and the Subscription Agreement.
3.9          Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.
ARTICLE 4
MISCELLANEOUS
4.1          Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
4.2          Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:
If to the Borrower:

Royale Energy, Inc.
3777 Willow Glen Drive
El Cajon, California 92019
Attention:  Stephen M. Hosmer, CFO
Email:  hosmer@royl.com

If to the Holder:

_____________________
_____________________
_____________________
_____________________

4.3          Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
4.4          Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign any of its obligations under this Note without the consent of the Holder.
4.5          Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.
4.6          Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the State of California.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.
4.7          Usury.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8          Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 2nd day of August, 2016.

ROYALE ENERGY, INC.

By: ________________________________
Name:   Stephen Hosmer
Title:     Chief Financial Officer